EXHIBIT 11.1


                    COMPUTATION OF EARNINGS (LOSS) PER SHARE
                  (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                YEAR ENDED JUNE 30,
                                                                    2004               2003               2002
                                                              -------------------------------------------------------

AVERAGE COMMON SHARES OUTSTANDING                                   1,107              1,105              1,052

AVERAGE COMMON AND COMMON EQUIVALENT SHARES OUTSTANDING             1,127              1,109              1,061

NET INCOME (LOSS) FROM CONTINUING OPERATIONS APPLICABLE TO        $    62            $  (202)           $  (511)
     COMMON STOCK

INCOME (LOSS) PER COMMON SHARE FROM CONTINUING OPERATIONS:
         Basic                                                    $  0.06            $ (0.18)           $ (0.49)
         Diluted (1)                                              $  0.05            $ (0.18)           $ (0.49)

NET EARNINGS FROM DISCONTINUED OPERATIONS APPLICABLE TO           $     -            $   127            $    16
     COMMON STOCK

EARNING PER COMMON SHARE FROM DISCONTINUED OPERATIONS:
         Basic                                                    $     -            $  0.11            $  0.02
         Diluted                                                  $     -            $  0.11            $  0.02

NET INCOME (LOSS) APPLICABLE TO COMMON STOCK                      $    62            $   (75)           $  (495)

TOTAL INCOME (LOSS) PER COMMON SHARE:
         Basic                                                    $  0.06            $ (0.07)           $ (0.47)
         Diluted (1)                                              $  0.05            $ (0.07)           $ (0.47)

(1) For total loss per common share and loss per common share from continuing operations, the effect of potentially dilutive stock options and warrants has not been computed for any period presented because the effect would be anti-dilutive. Diluted common equivalent shares outstanding have been disclosed solely for purposes of calculating diluted earnings per share from discontinued operations